EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Duke Energy Corporation’s Registration Statement Nos. 333-173282, 333-170899, 333-169633, and 333-157405 on Form S-3, Registration Statement No. 333-172899 (including Post-effective Amendment Nos. 1, 2, 3, 4 and 5 thereto) on Form S-4 and Registration Statement Nos. 333-168502, 333-168500, 333-134080, 333-141023 (including Post-effective Amendment No. 1 thereto), and 333-132933 (including Post-effective Amendment Nos. 1 and 2 thereto) on Form S-8 of our reports dated February 28, 2012, relating to the consolidated financial statements and consolidated financial statement schedule of Progress Energy, Inc. and subsidiaries (“Progress Energy”), and the effectiveness of Progress Energy’s internal control over financial reporting, appearing in the Current Report on Form 8-K of Duke Energy Corporation dated March 2, 2012.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

March 2, 2012

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